PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) executed as of July 1, 2019 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and BNP PARIBAS ASSET MANAGEMENT USA, Inc., a corporation organized under the laws of the State of New York (hereinafter called "the Sub-Adviser'').
W I T N E S S E T H:
WHEREAS, the Manager is the manager and investment adviser to each Series of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and
WHEREAS, the Manager desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for all or a portion of the assets of each series of the Fund identified in Appendix B (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Adviser desires to furnish such services; and
WHEREAS, the Manager and the Sub-Adviser agree to amend and restate the Sub-Advisory Agreement between the Manager and the Sub-Adviser dated May 22, 2017, with this Agreement; and
WHEREAS, The Manager has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement") with the Fund;

(b)	The Fund's registration statement and financial statements as filed with the U.S. Securities and Exchange Commission (the “SEC”);

(c)	The Fund's Articles of Incorporation and Bylaws;

(d)	Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Adviser.
NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Adviser
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Adviser to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Adviser by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Adviser
The Sub-Adviser will:

(a)	Provide investment advisory services, including but not limited to research, advice and supervision for the Allocated Assets of each Series.

(b)
Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for each Series consistent with each Series' investment objective(s) and policies and any specific criteria applicable to the Allocated Assets.

(c)
Implement the approved investment program for the Allocated Assets by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws, the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)
Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e)
Maintain, in connection with the Sub-Adviser's investment advisory services provided to the Allocated Assets, its compliance with the 1940 Act and the regulations adopted by the SEC thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement. The Sub-Adviser has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(f)
Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g)
Upon request, provide assistance in the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i)
Open accounts with Foreign Account Tax Compliance Act ("FATCA") compliant broker-dealers and futures commission merchants ("broker-dealers"), select broker dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-Adviser will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Adviser. To the extent consistent with applicable law, the Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Adviser in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under applicable law or under any exemptive order obtained by the Sub-Adviser provided that all conditions of such order are complied with.

(j)
Section 871(m) Transactions: Sub-Adviser shall not on behalf of the Fund enter into certain U.S. dividend equivalent payment transactions described in Section 871(m) of the U.S. Internal Revenue Code and the regulations thereunder (“871(m) Transaction”) with a foreign counterparty unless: (i), Sub-Adviser adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Fund, and (ii), The foreign counterparty to the 871(m) Transaction provides Sub-Adviser with a properly completed Form W-8IMY certifying to its status as a qualified derivatives dealer (“QDD”), as applicable.

(k)
Maintain all accounts, books and records with respect to the Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Investment Adviser's Act of 1940 (the "Investment Adviser's Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager.

(l)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Adviser's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Adviser's current Code of Ethics. Sub-Adviser shall promptly forward to the Manager a copy of any material amendment to the Sub-Adviser's Code of Ethics along with certification that the Sub-Adviser has implemented procedures for administering the Sub-Adviser’s Code of Ethics.

(m)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub Adviser will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Series.

(n)
Provide such information as is customarily provided by a sub-adviser and may be required or reasonably requested by the Manager, for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to; the Sub Adviser's compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Investment Advisers Act; the Sub-adviser's most recent annual compliance report or a detailed summary of such report; timely, accurate and complete responses to all 15(c) questionnaires; timely, accurate and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-adviser's Rule 206(4)-7 compliance policies and procedures marked to show changes along with a written summary of the purpose of such changes), Annual Proxy Voting Questionnaires, Annual Best Execution and Soft Dollar Questionnaire, and other ad-hoc compliance requests the Manager deems necessary. Sub-adviser agrees to make available for review, deficiency letters issued by the Securities and Exchange Commission and the Sub-adviser's response to such deficiency letters. Sub-Adviser will advise Manager of any material changes in Sub-Adviser's ownership within a reasonable time after any such change. Manager acknowledges receipt of Sub Adviser's Form ADV more than 48 hours prior to the execution of this Agreement.

(o)
In connection with Dodd-Frank Wall Street Reform and Consumer Protection Act of 201O ("Dodd Frank") and European Market Infrastructure Regulation ("EMIR") compliance, the Manager consents to and agrees that the Sub-Adviser and its affiliates or subsidiaries are authorized to provide and disclose information concerning the Manager and the Fund for the purposes of the meeting applicable transaction and other reporting requirements related to Dodd-Frank, EMIR or other regulatory regimes as may be applicable. The Manager represents and warrants that it will obtain a Global Markets Entity Identifier ("GMEI") or Legal Entity Identifier ("LEI") and provide it to the Sub-Adviser or has requested and authorized the Sub-Adviser to obtain a GMEI or LEI on its behalf. The Manager shall promptly provide the Sub-Adviser with information which may reasonably be requested by the Sub-Adviser or regulatory authorities, to comply with Dodd-Frank and EMIR.

(p)
As applicable, vote proxies received on behalf of each Series (with respect to the portion thereof allocated to the Sub-Adviser) in a manner consistent with the Sub-Adviser’s proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule..

(q)
As applicable, respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by each Series (with respect to the portion thereof allocated to the Sub-Adviser).

(r)
Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Series’ compliance with Subchapter M of the Code and Section 817(h) of the Code, upon written request by the Manager. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Adviser, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance with the time permitted under the Code. For the avoidance of doubt, the Sub-Adviser shall not be required to provide tax advice or manage the Allocated Assets to achieve or avoid any tax treatment or consequences.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Adviser
Neither the Sub-Adviser nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Adviser's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Adviser), or affiliates.

6.	Trade Errors
The Sub-Adviser will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Adviser. Notwithstanding Section 5, the Sub-Adviser shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Adviser or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Adviser), or affiliates. For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Adviser for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Adviser that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Adviser's portfolio level), unless otherwise agreed to in writing.

7.	Supplemental Arrangements
The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Adviser, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

8.	Regulation
The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub Adviser or a different manager or Sub-Adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.
This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Adviser, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment", "voting security" and “majority of the outstanding voting securities”) shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Adviser, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-Adviser to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Adviser shall be BNP PARIBAS ASSET MANAGEMENT USA, Inc., 200 Park Avenue, 11th Floor, New York, NY 10166, Attention: Andrew Alter, Chief Legal Officer, E-mail: andrew.alter@us.bnpparibas.com.

(c)	The Sub-Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)
the Sub-Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement.

(2)
the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series, to the extent not prohibited by applicable law.

(3)
the Sub-Adviser’s Chief Legal Officer or Chief Compliance Officer (“Officers”) become aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Adviser becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act, to the extent (i) not prohibited by applicable law or (ii) such information shall have been made public by the Sub-Adviser or its affiliates, or the relevant regulatory or law enforcement organization.

(4)
the Sub-Adviser becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Adviser or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Adviser.

(d)
The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Adviser to perform its duties and responsibilities hereunder.

(e)
The Sub-Adviser represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-adviser further represents that it is contrary to the Sub adviser's policies to permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)
The Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(g)	This Agreement contains the entire understanding and agreement of the parties.

(h)	Each party represents and warrants that:

(1)	it has full legal capacity, power and authority to enter into this Agreement and perform its obligations hereunder;

(2)	this Agreement, when executed, will constitute its legal, valid, binding and enforceable obligations in accordance with its terms and conditions; and

(3)	any person signing this Agreement on its behalf has full power and authority to do so in accordance with applicable laws.

(i)
The Sub-Adviser is authorized to enter into such agreements and provide other documentation as may be necessary to enable the employment of derivatives strategies with respect to a Series, including but not limited to International Swaps and Derivatives Association Master Agreements and commodity interest client agreements and to bind the Series to such agreements.

13.	CFTC
The Sub-Adviser acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator' under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Adviser represents that it is a commodity trading adviser duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading adviser. As applicable, the Sub-Adviser shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading adviser during the term of this Agreement. Further, the Sub-Adviser agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Adviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Adviser's commodity trading adviser registration or NFA membership, or (iii) the institution of an action or proceeding that that is reasonably likely to result in a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization relating to Sub-Adviser’s registration as a commodity trading adviser, in each case, is subject to applicable law, attorney-client privilege and confidentiality restrictions.
MANAGER SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON UNITED STATES JURISDICTIONS WHERE CLIENT TRANSACTIONS MAY BE EFFECTED. BEFORE CLIENT TRADES, CLIENT SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO CLIENT'S PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH CLIENT INTENDS TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH CLIENT'S LOCAL AND OTHER RELEVANT JURISDICTIONS.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By	/s/ Michael J. Beer
Michael J. Beer
Executive Director - Principal Funds

By	/s/ Adam U. Shaikh
Adam U. Shaikh
Assistant General Counsel

BNP PARIBAS ASSET MANAGEMENT USA, INC.

By	/s/ Andrew Alter
	Name:	Andrew Alter
	Title:	Chief Legal Officer

APPENDIX A - FEES

INTENTIONALLY OMITTED

APPENDIX B

Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series	Effective Date	Initial Term
Diversified Real Asset Fund	July 1, 2015	2 Years